EXHIBIT 99.2

Final Transcript

     Conference Call Transcript

     PUMP — Q4 2004 Animas Corporation Earnings Conference Call

     Event Date/Time: Feb. 16. 2005 / 5:00PM ET

     Event Duration: N/A

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Final Transcript
PUMP — Q4 2004 Animas Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Kathy Crothall
Animas Corp. — CEO

Rick Baron
Animas Corp. — VP of Finance and CFO

CONFERENCE CALL PARTICIPANTS

Kimberly Weeks
JP Morgan — Analyst

Tom Gunderson
Piper Jaffray — Analyst

Lynn Pieper
Thomas Weisel Partners — Analyst

Mimi Pham
American Technology — Analyst

Mark Attalienti
Alliance Capital — Analyst

John Tompkins
Morgan Stanley — Analyst

Kevin Kotler
Galleon Group — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth quarter 2004 Animas Corporation earnings conference call. (OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today’s call, Ms. Kathy Crothall, chief executive officer. Please proceed, ma’am.

Kathy Crothall - Animas Corp. - CEO

Thank you, Michelle. Welcome, everybody to Animas Corporation’s quarterly results conference call for the fourth quarter of 2004. With me today is Rick Baron, our Vice President of Finance and CFO. Today we will review the company’s fourth quarter of 2004 results, which were released this afternoon, and then we’ll provide guidance for the next quarter and full year. Finally, we will open up the forum to audience questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the company’s business. These statements may concern, among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, litigation and the development of products. Additional information that may affect the company’s business and financial prospects, as well as factors that could cause Animas’ actual performance to vary from our current expectation, is available on the company’s filings with the Securities and Exchange Commission. Also, I would like to remind you that today’s call may not be reproduced in any form without the express written consent of Animas. We may also refer to certain non-GAAP financial measurements — measures on this call. A reconciliation schedule showing the GAAP versus non-GAAP financial measures are currently available on our Website with the press release issued earlier today. Our Website is located at www.animascorp.com.

The fourth quarter of 2004 was a tremendously successful quarter for the company. Highlights include

•	Net revenues of $20.0 million, representing 82% growth from adjusted net revenues for the fourth quarter of 2003. Rick Baron will later discuss the reconciliation of adjusted numbers to GAAP numbers.

•	Gross margins of 60% compared to an adjusted gross margin of 51% in the prior year’s fourth quarter.

•	SG&A expenses as a percent of adjusted net revenues of 49% compared to 64% in Q4 ‘03.

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PUMP - Q4 2004 Animas Corporation Earnings Conference Call

•	Adjusted net income of $0.5 million compared to an adjusted net loss of $2.7 million in the fourth quarter of 2003.

•	Acquisition of micro-pump and micro-needle technology from the Swiss company Debiotech and

•	Execution of a definitive agreement to acquire certain assets from Cygnus, including all of their intellectual property and most of the company’s fixed assets, pending Cygnus shareholder approval and other customary conditions.

Net revenues for the fourth quarter were $20.0 million, 10 to 18% higher than our original guidance of $17 to $18 million. This strong performance reflects continued favorable reception to the IR 1200 pump launch in the U.S., positive international market response to the IR 1200 pump, particularly in Germany, France and Canada, and continued growth of our ancillary pump supplies market. Our international business, which accounts for approximately 10% of our adjusted net revenue, grew by 195% compared to the same quarter a year ago, while our domestic business grew by approximately 60%. While we are quite bullish on our domestic business in 2005, we are even more bullish on our international business as we anticipate expansion into several more countries. We plan to continue using a distributor model internationally in 2005 so that we can focus our sales resources on the U.S. market. But, at some point in the future, it will make sense for us to consider a direct sales model in certain select countries.

We’re continuing to see improvement in gross margins. For the fourth quarter, gross margin was 60% versus an adjusted gross margin of 51% from the same quarter in the prior year. Two factors contributed to this improvement, including a reduction in the cost of our disposables and better absorption of overhead. We expect that this trend will continue through 2005 as we introduce our ezSet, realize further cost reductions of our existing disposables, and enjoy increased absorption of manufacturing overhead.

We’re also continuing our reduction in SG&A costs as a percentage of net revenues. Despite greater administrative costs associated with being a public company, our SG&A costs have decreased to 49% of net revenues in the fourth quarter 2004, down from 64% of adjusted net revenues in fourth quarter 2003. Factors contributing to this improvement include better absorption of SG&A associated with the increased revenue base, and improved productivity of our administrative and sales force. Our continued focus on vertical growth within a prescriber account has allowed us to increase our annualized pump sales per sales rep from $590,000 in the fourth quarter of 2003 to $890,000 in the fourth quarter of 2004, an increase of over 50%.

As you may recall during our third quarter conference call, I mentioned that we had just completed an FDA re-inspection and were cited for several Form 483 observations related to our complaint handling and corrective action and preventive action programs. We believe that we have responded appropriately to the agency. We anticipate a re-inspection any time over the next 12 months.

New product development is proceeding on schedule. We see no change in planned launches from last quarter’s forecast. We received 510k approval for our IR 1250 insulin pump in December and I am pleased to report that we started shipping the IR 1250 pumps on February 14th. We are also still on schedule for the ezSet launch before midyear and the IR 1275 pump should be available in late ‘05 or early ‘06. We will discuss what we see as the very positive benefits of the IR 1250, but will defer discussions of the IR 1275 until around the time of our launch date.

Moving on to our recent acquisition activity, we remain very enthusiastic about the micro-pump technology that we have acquired from Debiotech. Benefits of this technology include a significant reduction in device size, greater accuracy, faster occlusion detection and greater precision. This technology also lends itself to marketability as a disposable pump. With respect to the development project with Debiotech, we have defined several possible product configurations and are in the process of determining the optimal configuration prior to initiating a detailed design project. Debiotech is continuing its development of the MEMS chip. We anticipate launch of our micro-pump based on this Debiotech technology in 2007.

We are also very enthusiastic about the micro-needle projects as well. The micro-needle, to refresh your memory, offers the possibility of significantly less invasive infusion sets for the infusion of insulin, as well as a truly minimally invasive means for extracting interstitial fluid for blood glucose measurement. We have not yet completed our formulation of a micro-needle project. We have nothing yet to report on our plans to integrate Cygnus technology into Animas. Cygnus has announced a meeting of its shareholders to approve this transaction on March 23rd. I anticipate getting more color on our plans for this technology following the close of this transaction and I appreciate your collective patience on this front.

Early market reception of the IR 1250 pump has been terrific. The IR pump — 1250 pump utilizes the IR 1200 platform, but has additional software and additional RAM which enables the extensive food database capability. Specifically, the product incorporates a food database of up to 500 items consisting of items entered by the patient and/or items chosen by the patient from the popular CalorieKing database. CalorieKing contains comprehensive nutritional information for 5,000 food items. Additionally, the IR 1250 incorporation of a food database reduces patients’ guesswork from counting carbohydrates, which will permit more accurate insulin dosage determinations. As many of you know, intensive management of diabetes requires people with diabetes to calculate finely tuned doses to compensate for carbohydrates ingested. While many patients experience great difficulty with this, or ignore it completely, this pump will make valuable fine-tuning considerably easier.

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PUMP - Q4 2004 Animas Corporation Earnings Conference Call

Another feature of the IR 1250 is the incorporation of tunes for alerts. Patients can customize audio notification for alerts with their own composition or choose from popular songs. This pump has the smallest, sleekest, full featured pump on the market and now not only looks like a small cell phone, but now sounds like one, too. Many people, particularly teenagers, may be resistant to wearing something that looks or sounds like a medical device, but are happy to wear an iPod or cell phone or a pump that looks and sounds like one. Our sales reps are looking forward to rolling out this product as the first to incorporate customized tunes.

Additionally, the IR 1250 also allows patients or healthcare providers to personalize the pump with information such as friendly names for basal rate program, healthcare providers’ telephone numbers, and patient specific dosage determination parameters for different times of the day. On this front, our new pump also allows entry of sick day tips into the pump to help control diabetes during times of illness.

On the competitive front, we anticipate that Roche will reenter the market in the second quarter of this year. Although we view Roche as a formidable competitor, as are our other major competitors, we believe that we are poised to compete well against all the competition, particularly in light of our newest product offerings. I am confident that our IR 1250 pump is the most competitive pump on the market stemming from its versatility and ease of use, even without being linked to a blood glucose meter. Additionally, we believe our service and patient education are the best in the industry, factors whose importance should never be underestimated. Our earlier guidance for 2005, which we are reiterating today, assumes the reentry of Roche in the second quarter.

I am pleased to announce that Animas will offer the ezAccess program. For a charge of $199, patients with the IR 1200 pump will have the opportunity to purchase a software upgrade to their pump so that their pump will have all the features of the IR 1250 pump, but with a reduced food database; 250 items rather than the full 500 items available on the IR 1250. Please note that this upgrade does not have the deferred revenue issues associated with our introduction of the IR 1200. The ezAccess program should be a very popular program with patients who seek access to the latest technology.

Now I’d like to turn this over to Rick Baron so he can discuss our financial results in detail.

Rick Baron - Animas Corp. - VP of Finance and CFO

Thank you, Kathy. Before I start discussing financial results, I would like to discuss certain non-GAAP financial measures. A reconciliation of the GAAP versus non-GAAP financial measures are currently available on our Website with the press release issued earlier today. You may remember that we initiated an upgrade program in late 2003, allowing patients who purchased IR 1000 pumps within the U.S. from November 1, 2003 through March 31, 2004, to upgrade their IR 1000 pump to an IR 1200 pump free of charge when the 1200 was available.

Under GAAP, we did not recognize revenues for the IR 1000 pump shipped under the upgrade program, but rather recognized revenues at the time the IR 1200 upgrade was shipped. Under our definition of adjusted revenue, adjusted cost of products sold, and adjusted net income, we are including the revenue associated with cost of products sold that would have been realized at the time we shipped the IR 1000 under the upgrade program had we been able to recognize such revenue. And correspondingly, we are excluding revenue and associated cost of products sold for the IR 1200 upgrade shipped under this program. Since we completed all our obligations under the upgrade program before the fourth quarter of 2004, deferred revenue does not play a role for the fourth quarter of 2004, but deferred revenues do play a role for the preceding four quarters. The adjusted net income also excludes the deemed dividend charges in 2003 and the Debiotech transaction charges in the fourth quarter of 2004. We believe that the adjusted numbers provide an accurate picture of our business for a period-to-period comparison.

Net revenues. Animas achieved net revenues for the fourth quarter 2004 of $20 million compared to $11 million of adjusted net revenues and $6.2 million of net revenues in the fourth quarter of 2003, representing 82% and a 221% increase respectively. The growth in net revenues were favorably impacted by continued strong demand for the IR 1200 insulin pump, the international launch of the IR 1200 and increasing ancillary supply sales sold to our growing install base.

Gross margins. Fourth quarter gross margin totaled $12 million, or a 60% net — or a 60% net revenue compared to a 51% adjusted gross margin percentage in the same quarter of 2003, reflecting reduced costs of ancillary supplies and a better absorption of manufacturing overhead.

Research and development expenses. Fourth quarter R&D expenses were approximately $1.7 million compared to $1.2 million in the fourth quarter of 2003.

Selling, general administrative expenses. Fourth quarter SG&A expenses totaled $9.9 million, or 49% of revenues. This compares to the SG&A expenses of 64% of adjusted net revenues in the same quarter in 2003, reflecting increased operating leverage year over year.

Purchased in-process R&D development. In October 2004, the company entered into license and development agreements with Debiotech SA for certain technologies and intellectual property.

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PUMP - Q4 2004 Animas Corporation Earnings Conference Call

The company paid $12 million in cash and was issued 400,000 restricted shares of common stock, of which $14 million was charged as expense as purchased in-process R&D development in the fourth quarter of 2004, and $3.5 million was recorded as a non-current asset.

Net income loss attributed to common stockholders. Including the Debiotech in-process research and development charges of $14.5 million, the loss for the quarter totaled $14 million, or a loss of $0.71 per share compared to a $9.2 million loss, or a loss of $2.39 per share in the prior year period. On an adjusted net income basis, the company had net income of $0.5 million in the fourth quarter of 2004. This compares to an adjusted net loss of $2.7 million in the fourth quarter of 2003. We are very pleased for this achievement, particularly in the light of the additional $350,000 of discretionary spending for marketing and R&D.

Full year 2004 performance. For the year ended December 31, 2004, net revenues were $67.9 million. Adjusted net revenues for 2004 were $63.2 million compared to $38.9 million in 2003, a growth of 63%. The company reported a net loss attributed to common stockholders for 2004 of $16.7 million, or a loss of $1.23 per share, compared to a net loss attributed to common stockholders of $25.7 million, or a loss of $6.64 per share, in 2003. The net loss, excluding Debiotech transaction charges, for 2004 was $ 2.1 million.

First quarter and 2005 guidance. For the first quarter of 2005, the company anticipates net revenues between $17 and $18 million compared to the first quarter of 2004’s adjusted net revenues of $9.3 million, an increase of approximately 90%. The insulin pump business is seasonal. The first quarter revenues being typically lower than the preceding fourth quarter revenues as the result of patients having met their deductibles — met their insurance deductibles.

Anticipated first quarter net loss ranges from $400,000 to $900,000, exclusive of any charges associated with the pending Cygnus transaction. The company’s movement from a profit in the fourth quarter of 2004 on adjusted income basis to anticipated net loss for this quarter is the result of reduced revenue associated with the seasonality, as well as increased SG&A costs associated with our sales force expansion.

For 2005, consistent with prior guidance, the company is expecting net revenues in the range of $82 million to $84 million and net income between $3 and $4 million before any charges associated with the pending Cygnus transaction.

I will now turn the program back to Kathy.

Kathy Crothall - Animas Corp. - CEO

Thank you, Rick. As you can see, the fourth quarter of 2004 was a typical one for us, showing adjusted revenue growth of over 82% compared to the prior year’s quarter. For the first time in the company’s history, we broke into profitability for a quarter on an adjusted income basis. We announced two strategic technology acquisitions. We believe we are poised for a strong 2005 and we will be excited to share our results with you as they occur. Our product pipeline and recent technology acquisitions should ensure our position as the leader in diabetes management technology. We will be participating in several investor conferences over the coming weeks, including the Roth Capital Management Conference in Dana Point, California on February 23rd. We look forward to seeing some of you there. Additionally, this meeting will be Webcast.

This concludes our formal remarks. I would like to extend our deepest appreciation to Animas employees and our Board of Directors for their dedication, wisdom, integrity and hard work. We also thank our customers who use and will recommend our products. They are our source of inspiration for many of our ideas for how best to serve patients and families living with diabetes. Finally, we wish to thank our shareholders for their continued support and encouragement.

Operator

Ladies and gentlemen, we are experiencing some technical difficulties. Please continue to hold.

Ms. Crothall, please continue.

Kathy Crothall - Animas Corp. - CEO

Okay. We’d now like to open the forum to questions. Michelle, please?

QUESTION AND ANSWER

Operator

Thank you, ma’am. (OPERATOR INSTRUCTIONS)

Our first question comes from the line of Mike Weinstein of JP Morgan. Please proceed.

Kimberly Weeks , JP Morgan, analyst

Hi, guys. It’s Kim here for Mike. Thanks for taking the question. We just wanted to start off talking a little bit about gross margin and correct me if we’re wrong here, but if we adjust the third quarter margin for the deferred revenue benefit and some one-time costs, it looks like sequentially you saw about a 100 to 110 basis point uptick in the fourth quarter. And I’m just wondering if you can help us as we kind of build out our models for 2005 as to what — should we expect a similar uptick for the first quarter? And maybe kind of walk through where the ezSet starts to benefit the margins?

Kathy Crothall - Animas Corp. - CEO

Yes, we anticipate a gradual increase of our gross margins over the quarter. We have some planned reduction in the cost of our disposables and again, increased absorption of overhead.

Kimberly Weeks, JP Morgan analyst

Okay, so is it fair to look at the sequential improvement that we saw in the fourth quarter as just at least a good baseline for the first quarter?

Rick Baron - Animas Corp. - VP of Finance and CFO

We feel that, especially with the drop in — yes, we feel as though the margin would be approximately the same. Remember, we are dropping the volume a bit because of the seasonality. So overall that would be an improvement given lower volume.

Kimberly Weeks, JP Morgan, analyst

Okay. And then you mentioned that you’re still looking for a midyear rollout of ezSet. Can you talk a little bit about where you expect to be in terms of the gross margin once again exiting the year? And maybe what that implies for a ballpark conversion rate to ezSet?

Kathy Crothall - Animas Corp. - CEO

We’re not yet prepared at this point to give guidance to that level. Sorry.

Kimberly Weeks, JP Morgan, analyst

Okay. But are we correct in assuming that that should have a pretty meaningful impact to the gross margin? Is this a product...?

Kathy Crothall - Animas Corp. - CEO

Yes that will have impact in gross margin. We anticipate reduction in the cost of our disposables, our cartridges, as well as infusion sets we’re buying from other parties. So all these factors together will allow us to achieve the bottom line, as well as the gross margin.

Kimberly Weeks JP Morgan, analyst

Okay, thanks. That’s helpful. And then on the second quarter revenue with Disetronic Roche coming back to the market, do you — are you thinking about — you’re still probably thinking about a sequential uptick. But I’m trying to get a sense of where we should think about that, how much impact you expect to see from Roche in the second quarter, how much of their old installed that they might be able to gain back.

Kathy Crothall - Animas Corp. - CEO

From a point of view of — we think Roche certainly is a formidable competitor, clearly. Having said that, they pretty much are starting from ground zero in this business. They’ve lost a significant number of their sales force and, in addition, they’ll have to figure out how to do the entire reimbursement process. Don’t forget, in this business we — the pump manufacturers really need to take care of this process on behalf of patients.

Kimberly Weeks, JPMorgan, analyst

Okay. And then just one last question and we’ll drop off. On the micro-pumps, do you have a sense of what the regulatory path will be there? Is this going to be a TMA type filing or is it just a matter of getting the pump that you want and perhaps a 510k approval?

Kathy Crothall - Animas Corp. - CEO

I think we should be able to get by with a 510k.

Operator

Our next question comes from the line of Tom Gunderson of Piper Jaffray. Please proceed.

Tom Gunderson - Piper Jaffray - Analyst

On the SG&A, I underestimated that for the quarter and I think you’re saying that Q1 ‘05 will come in under breakeven in part due

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PUMP - Q4 2004 Animas Corporation Earnings Conference Call

to higher — the investment you’re making in sales expansion. Could you review with us again what that sales expansion is?

Kathy Crothall - Animas Corp. - CEO

Yes, approximately 5 to 6 additional reps and in addition, approximately that same number of educators.

Tom Gunderson - Piper Jaffray - Analyst

And are they on line now or coming on line?

Kathy Crothall - Animas Corp. - CEO

They’re coming on line as we speak.

Tom Gunderson - Piper Jaffray - Analyst

Okay. And did that contribute some to added expense in Q4?

Rick Baron - Animas Corp. - VP of Finance and CFO

Most of that added expense was associated with other marketing initiatives, as well as some R&D.

Kathy Crothall - Animas Corp. - CEO

Hiring on some additional engineers.

Rick Baron - Animas Corp. - VP of Finance and CFO

We took the opportunity when we realized that the numbers were as strong as they were from a sales perspective to accelerate some of that hiring that we would have normally done in the first quarter into the fourth quarter. That way we would get a jump on the activities that we had planned. Particularly, we wanted to make sure that people understood the guidance associated with both the quarter from when we last spoke and the fact that we did take the opportunity, we came in very close to the midpoint of that guidance. But it was also impacted by the fact that we were able to spend a bit more and still come in at the midpoint.

Tom Gunderson - Piper Jaffray - Analyst

Okay. And then, Kathy, when you say you’re assuming Roche in the second quarter, is that just good competitive assumption to assume that you’re having somebody come back in or is there new evidence that leads you to believe they’ll be here in the second quarter?

Kathy Crothall - Animas Corp. - CEO

Primarily the former.

Tom Gunderson - Piper Jaffray - Analyst

Okay. And then my last question is the 1250 that you started shipping this week, this is the first time we’ve seen incremental change. We saw the large change last year, but this is incremental change. Is that just first in first out? Is that just automatic and everybody starts getting a 1250 now?

Kathy Crothall - Animas Corp. - CEO

Any patient who wants it. There were some patients in the pipeline who were taught on the 1200 and chose not to get the 1250.

Tom Gunderson - Piper Jaffray - Analyst

Is there a price increase for the 1250?

Kathy Crothall - Animas Corp. - CEO

No. Same price. But once we’re finished with the existing patients and pipeline, in the U.S. you can anticipate that the 1250 will replace the 1200 on a going forward basis.

Operator

Our next question comes from the line of Lynn Pieper of Thomas Weisel Partners. Please proceed.

Lynn Pieper - Thomas Weisel Partners - Analyst

Just quickly and, Rick, you might have said this and I missed it, but what was the mix in sales between pumps and supplies in the quarter?

Rick Baron - Animas Corp. - VP of Finance and CFO

We haven’t really discussed it, but it has been consistent with the historic ratios. There really is no difference associated with this and prior reported years.

Lynn Pieper - Thomas Weisel Partners - Analyst

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PUMP - Q4 2004 Animas Corporation Earnings Conference Call

Okay. I would have thought there might have been an increase in supplies on a percentage basis given some of the reimbursement dynamics. But was that offset by the launch of the 1250 or no?

Rick Baron - Animas Corp. - VP of Finance and CFO

No. We experienced, quite frankly, it was pretty strong demand across both product lines. Naturally, acceleration of pump sales will lead to the acceleration of the supply revenue side. And because of somewhat consistent growth over the past several quarters, we saw it pretty much spread the way it’s always been.

Lynn Pieper - Thomas Weisel Partners - Analyst

Okay. And then looking at 2005 as you actually start to rollout the 1250, where — should we look at that trending pretty consistently? Should we think about supplies increasing as a percent of the total or what should we be thinking about?

Kathy Crothall - Animas Corp. - CEO

I think a similar trend, maybe a slight uptick in supply as a percent of revenues.

Lynn Pieper - Thomas Weisel Partners - Analyst

Okay, fair enough. And then Medtronic reported this afternoon and MiniMed talked about 19% growth in the diabetes business. I’d be curious to hear anecdotally if you’ve seen anything different out of MiniMed, Medtronic as they look to be a little more aggressive as far as new products and revamping that business

Kathy Crothall - Animas Corp. - CEO

Not really.

Lynn Pieper - Thomas Weisel Partners - Analyst

Okay. And then just lastly, you talked a little bit about some of the discretionary spending on the operating expense side. Two questions; one, as you look to integrate Debiotech as well as work with the Cygnus technology, should we assume some incremental R&D spending in 2005 or is that already in the guidance? And then secondly, you talked about some sales force adds. Will that be consistent throughout the year or do you think the bulk of that will be in the first part of ‘05?

Kathy Crothall - Animas Corp. - CEO

Our hopes are to get everyone we want, every additional person in the sales force we wish to, completed by the end of this quarter. With respect to Cygnus and the Debiotech technology, we certainly have the Debiotech R&D well factored into the numbers. We have done a preliminary budgeting for the Cygnus project, but I can’t say we’ve done it in the same detail. So it’s possible that we may come back with a revision in our estimates of expenditures.

Operator

Our next question comes from the line of Mimi Pham of American Technology. Please proceed.

Mimi Pham - American Technology - Analyst

On the disposable pump, when do you actually start conversations with your payers about the reimbursement and do you get a sense that they’re open to paying for disposable pumps since it’s sort of new?

Kathy Crothall - Animas Corp. - CEO

That’s a good question. My sense is that although we may talk about it before then with at least some of the big payers, until we have bought and pay approval, it’s probably — it will probably be a bit early to speak to them. But we should be able to get a sense as to how they’re thinking before that time.

Mimi Pham - American Technology - Analyst

Okay. And then for the sales potential where again did you say — are you targeting more towards certain accounts or geographies that you’re not in within the U.S.?

Kathy Crothall - Animas Corp. - CEO

For what?

Mimi Pham - American Technology - Analyst

For your sales expansion, your extra 5 or 6 sales folk?

Kathy Crothall - Animas Corp. - CEO

It’s really in — it’s kind of spread throughout United States, depending upon the area, where we feel the volume in that region could benefit from an additional sales person.

Mimi Pham - American Technology - Analyst

Is that based on you just getting feedback from national accounts saying they’d like some more help getting people on pumps?

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PUMP - Q4 2004 Animas Corporation Earnings Conference Call

Kathy Crothall - Animas Corp. - CEO

Well, no. Some of it’s a question of how much windshield time people have and really the strength of — what we believe to be the strength of the business in a given territory.

Mimi Pham - American Technology - Analyst

And then on the Cygnus acquisition, I know you’re sort of still thinking about it, but have you thought about in terms of like continuous glucose monitor what the device needs to look like? Would you want to introduce it as an alternative to finger sticks or could it be used with finger sticks? Have you given any thought of like what the device should look like versus what it was introduced as already in the market?

Kathy Crothall - Animas Corp. - CEO

Yes. Mimi, I would like to defer discussion on what we’ll be doing and our sort of the plan for product rollout and improvements and the like with respect to continuous monitoring at a later date. And certainly wait until after the Cygnus transaction is closed. Sorry.

Mimi Pham - American Technology - Analyst

Okay. And last question, you said that on gross margin you would expect that to increase sequentially quarter-on-quarter. What about the SG&A as compared to first quarter, is that something we should also be modeling going forward, increasing each quarter?

Rick Baron - Animas Corp. - VP of Finance and CFO

I guess I would look at it in two ways; in dollar total, obviously it will increase slightly period-to-period. However, the leverage that we were able to show on a year-to-year basis should continue in a similar fashion. So even though we’ve increase the level of SG&A funding, the percentage dropped from 64%, I believe, down to the 49%.

Operator

Our next question comes from the line of Mark Attalienti of Alliance Capital. Please proceed.

Mark Attalienti - Alliance Capital

I just wanted to follow up about your comments overseas being more bullish. What percent of either units or revenues do you expect next year — or in ‘05, non-U.S.?

Rick Baron - Animas Corp. - VP of Finance and CFO

It will increase slightly. Historically, it’s been just shy of a 10% level. The distribution internationally from a unit perspective is always much stronger than the dollar effect because the European distributors take away from us 100% of all the overhead and clinical side of things. So the ASP there is significantly lower than it is in the U.S.

Mark Attalienti - Alliance Capitalt

So what percent of units would you expect in ‘05 to be placed overseas?

Rick Baron - Animas Corp. - VP of Finance and CFO

We have not traditionally given that out. It would be approximately in the 20 to 25% range.

Mark Attalienti - Alliance Capital

And are you looking to expand the distribution channel or just work with existing distributors?

Kathy Crothall - Animas Corp. - CEO

For the time we — well, we’re certainly talking to distributors in countries where we presently don’t have a presence. We’re in, I think 15 countries at last count.

Mark Attalienti - Alliance Capitalt

And how many countries will you be adding?

Kathy Crothall - Animas Corp. - CEO

I think we looked at 5 to 6, if I remember. Maybe 7.

Mark Attalienti - Alliance Capital

And are those large markets or are they smaller fill-ins?

Rick Baron - Animas Corp. - VP of Finance and CFO

The major markets in Europe, in particular, have already been covered. Germany, France, we have been in for quite a while.

Kathy Crothall - Animas Corp. - CEO

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PUMP - Q4 2004 Animas Corporation Earnings Conference Call

Well, no. Actually, Germany we just got into in September. So we’re beginning to see a significant increase in Germany.

Rick Baron - Animas Corp. - VP of Finance and CFO

And the rest is we have discussions with several countries in other parts of the world and it really gets to be to find the appropriate distributor that can handle the clinical side as well as the selling side.

Operator

Our next question comes from the line of John Tompkins of Morgan Stanley. Please proceed.

John Tompkins - Morgan Stanley

Hey, with regard to the foreign sales, Kathy, you mentioned the possibility of introducing some direct sales. Would that be in new markets not currently covered by distributors?

Kathy Crothall - Animas Corp. - CEO

We would look at several — as I said, it would be several select countries. I think it’s fair to assume that if we’re going to take the trouble to go direct, it would be one of the major — 1 or 2, possibly 3 of the major countries

John Tompkins - Morgan Stanley

...one thing that really distinguishes Animas in the U.S. is the follow-up patient care and service, the attention that you pay after the sale. Would you have a plan to be able to provide that type of attention and service overseas?

Kathy Crothall - Animas Corp. - CEO

Well, two things. Number one, I think the majority of our distributors do a phenomenal job of servicing the customer. But the other thing is that depending upon the country and healthcare system, the degree of service required, or at times even allowed by law, varies significantly.

Operator

(Operator Instructions) Our next question comes from the line of Kevin Kotler of Galleon Group. Please proceed.

Kevin Kotler - Galleon Group

On the disposable side, I guess I was kind of curious, what do you believe the mix in the marketplace is right now between the angled set and a non-angled set and will you have, when you launch your disposable, both configurations?

Kathy Crothall - Animas Corp. - CEO

Well, I think you have to look at the particular manufacturer and, to a certain extent, even the country. In the U.S., the Teflon type sets are very popular. In Germany the steel sets are very popular.

Kevin Kotler - Galleon Group

I guess what I’m getting at is when you launch a set, what percent of your new patients do you believe you’ll be able to address with the disposable that you’re going to sell?

Kathy Crothall - Animas Corp. - CEO

Certainly a significant portion.

Kevin Kotler - Galleon Group

Is that 75, is that 95?

Kathy Crothall - Animas Corp. - CEO

I would say greater than 50%.

Kevin Kotler - Galleon Group

And what would be the timing by which you would have the other product lines that would get you more like an 85, 90%?

Kathy Crothall - Animas Corp. - CEO

Well, we are certainly looking at and have on the drawing board an additional set beyond the angled set we’re working on. At this point, I’m not prepared to give you a launch date for that product.

Kevin Kotler - Galleon Group

Okay. And as it relates to Cygnus — well, two things. One, on the whole Roche introduction, the second quarter, I know you haven’t given guidance here, but if you start to do the math and I guess you talk about 17, 18, and then the question is what’s going to be the ramp and maybe it’s more backend loaded second half of ‘05 to get you to the — to get you to the 82, 84 million? Or do you think that — I mean how do you expect it to play out on the revenue ramp side? Is it more backend loaded or do you expect to see sequential growth second quarter over first quarter?

Final Transcript
PUMP - Q4 2004 Animas Corporation Earnings Conference Call

Kathy Crothall - Animas Corp. - CEO

If you look at really our quarter-to-quarter progress in the past, you’ll see sequential quarter-to-quarter growth other than the dips from Q4 to Q1 and it’s a consistent — pretty much consistent pattern.

Kevin Kotler - Galleon Group

Okay. Lastly on Cygnus, so you’re going to close the deal and then will you hold a conference call and how much time after the closure would we expect to hear back from you on the development program?

Kathy Crothall - Animas Corp. - CEO

Certainly we’d attempt to have a conference call in a reasonably timely manner, but that has to be matched by our need to formulate a well thought through plan. And certainly I wouldn’t want to give half-baked projections.

Operator

Ladies and gentlemen, this does conclude the question and answer portion of today’s conference call. I would like to turn the presentation back over to Ms. Kathy Crothall for closing remarks.

Kathy Crothall - Animas Corp. - CEO

Great. Well, I just want to thank everybody for taking the time out of their busy day to listen to our results call and certainly feel free to call us if you have any questions. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference call. This does conclude the presentation. You may now disconnect. Good day.

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